Exhibit 5.1
[Letterhead of Brownstein Hyatt Farber Schreck, LLP]
November 23, 2010
Board of Directors
Pinnacle Entertainment, Inc.
8918 Spanish Ridge Avenue
Las Vegas, NV 89148
Ladies and Gentlemen:
We have acted as counsel to Pinnacle Entertainment, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission in connection with the registration of shares of the Company’s common stock, par value $0.10 (the “Common Stock”), issuable (1) pursuant to the exercise of options and stock appreciation rights and grants of restricted stock awards, performance awards, unit awards, restricted stock units and dividend equivalents under the Company’s 2005 Equity and Performance Incentive Plan, as amended (the “Plan”); and (2) pursuant to the exercise of options granted to Anthony M. Sanfilippo pursuant to a Nonqualified Stock Option Agreement, dated as of March 14, 2010, between the Company and Mr. Sanfilippo (the “Stock Option Agreement”).
As such counsel, we have examined the Plan, the Stock Option Agreement, the Company’s Restated Certificate of Incorporation, the Company’s Restated Bylaws, the resolutions of the Company’s Board of Directors authorizing the issuance of Common Stock pursuant to the Plan and the Stock Option Agreement and such other matters and documents as we have deemed necessary or relevant as a basis for this opinion.
Based on these examinations, it is our opinion that such Common Stock, when sold and issued in the manner referred to in the Registration Statement, the Plan and the Stock Option Agreement, will be duly authorized, legally issued, fully paid, and non-assessable.
This opinion is being furnished in accordance with the requirements of Item 8 of Form S-8 and Item 601(b)(5)(i) of Regulation S-K. We consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not admit that we are experts within the meaning of the Securities Act of 1933, as amended, (the “Securities Act”) or the rules and regulations thereunder or that this consent is required by Section 7 of the Securities Act.
This opinion letter is rendered as of the date first written above, and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein.
We express no opinion under, or view with respect to, either directly or indirectly, laws other than the General Corporation Law of the State of Delaware. Our opinion is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company or the Common Stock.
This opinion is furnished to you in connection with the above-described shares, is for your benefit and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Securities Act.

Very truly yours,

/s/ Brownstein Hyatt Farber Schreck, LLP

Brownstein Hyatt Farber Schreck, LLP